Exhibit 10.1
SEPARATION AGREEMENT AND RELEASE OF CLAIMS
This Separation Agreement and Release of Claims (this “Agreement”) is made by and between me, James M. Corbett, and ev3 Endovascular, Inc. (“ev3” or the “Company”). The Company and I have agreed to separate according to the terms set forth in this Agreement. I do not believe that I have any claims against the Company, but I nevertheless have agreed to resolve any actual and potential claims arising out of my employment with and separation from the Company by entering into this Agreement.
IN CONSIDERATION OF THIS ENTIRE SEPARATION AGREEMENT AND RELEASE OF CLAIMS, I AGREE AS FOLLOWS:
Definitions. I intend all words used in this Agreement to have their plain meanings in ordinary English. Specific terms that I use in this Agreement have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	ev3 or the Company means ev3 Endovascular, Inc., formerly known as ev3, Inc., any past or present company related to ev3 Endovascular, Inc. and their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions; their present and past officers, directors, committees, shareholders, and employees, whether in their individual or official capacities; any company providing insurance to them, in the present or past; present and past fiduciaries of any employee benefit plan sponsored or maintained by them (other than multiemployer plans); their attorneys; and anyone who acted on their behalf or on instructions from them.

C.	Termination Date means the date on which my employment with the Company ends, as set forth in Exhibit 1 to this Agreement (Notice of Scheduled Termination Date and Statement of Special Consideration).

D.	My Claims means all of my rights that I now have to any relief of any kind from the Company, including without limitation:
1.	All claims arising out of or relating to my employment with the Company or the termination of that employment;

2.	All claims arising out of or relating to the statements, actions, or omissions of the Company;

3.	All claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices arising under any federal, state, or local statute, ordinance, rule or regulation, including without limitation, claims under Title VII of the Civil Rights Act of 1964 (Title VII), the Age Discrimination in Employment Act (the ADEA), the Older Workers Benefit Protection Act of 1990 (the OWBPA), the Americans

with Disabilities Act, 42 U.S.C. § 1981 (the ADA), the Employee Retirement Income Security Act (ERISA), the Equal Pay Act (the EPA), the Worker Adjustment Retraining and Notification Act (WARN), the Family and Medical Leave Act (FMLA), the Minnesota Human Rights Act (MHRA), the California Labor Code § 1401, the California Fair Employment and Housing Act, Cal Gov’t Code § 12900 et seq., any workers’ compensation non-interference or non-retaliation statutes, and any other state or local anti-discrimination, anti-retaliation, and fair employment practices laws, ordinances, rules and regulations;

4.	All claims for alleged: wrongful discharge; breach of contract (including, but not limited to, claims for breach of any written or verbal employment agreement); breach of implied contract; failure to keep any promise; breach of an express or implied covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; whistleblower or other illegal retaliation or reprisal; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and a violation of any other principle of common law;

5.	All claims for compensation of any kind (except those expressly provided in or excepted from this Agreement), including without limitation, salary, bonuses, commissions, expense reimbursements, stock-based compensation or stock options, used or accrued vacation pay, personal time pay, personal time reservoir, sick pay, severance payments under any past, pending or future severance pay plans, short and/or long term disability benefits, life insurance benefits, accidental death and disability insurance benefits, dental, medical and vision benefits, retirement savings or 401(k) or 403(b) contributions, and payments for any other type of benefit, leave of absence or time off of work;

6.	All claims for back pay, front pay, reinstatement, injunctions or other equitable relief, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages; and

7.	All claims for attorneys’ fees, disbursements, costs, and interest.
However, the term My Claims does not include any claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Agreement, including my right to claim the following: unemployment insurance benefits; workers’ compensation benefits related to any injury I have sustained in the course of my duties for the Company to the extent that such benefits are awarded by a state agency or agreed upon consistent with applicable state law; vested post-termination benefits under any 401(k) or similar retirement benefit plan sponsored by the Company in which I am currently a participant; vested post-termination benefits to which I am entitled under any stock option plan; continuation of health insurance pursuant to COBRA or similar state law; my rights to assert claims that are based on events occurring after this Agreement becomes effective; or my rights to enforce the terms of this Agreement.

E.	Special Consideration means the severance pay and other benefits to which I am entitled under the Severance Pay Plan in effect on my Termination Date, as described more fully in Exhibit 1 to this Agreement.

The term Special Consideration does not include the following amounts which will be paid to me regardless of whether I sign this Agreement:
1.	My base salary for the time I worked through the end of business on the Termination Date;

2.	Any accrued but unused PTO to which I am entitled;

3.	Any unpaid business expenses incurred by me through the Termination Date in the course of and pursuant to the Company’s expense reimbursement policies and procedures.
Agreement to Release My Claims. As provided in the Severance Pay Plan, in exchange for the Special Consideration to be paid by the Company and other undertakings of the Company stated in this Agreement, I agree to give up and release all of My Claims against the Company as defined above. I understand and acknowledge that the Special Consideration is of significant value to me and that I am not entitled to the Special Consideration described above unless I sign, and do not revoke, this Agreement. In exchange for this Special Consideration, I give up all of My Claims against the Company. This means that except as provided below, I will not bring any lawsuits against the Company or make any demands against the Company for compensation or damages relating to My Claims. For the purpose of implementing a full and complete release and discharge of all claims, this Agreement is intended to include, without limitation, all claims which I may have against the Company but do not know or suspect to exist in my favor at the time of execution of this Agreement which, if known or suspected, would materially affect my decision to execute the Agreement.
In exchange for my agreement to release My Claims, I am receiving satisfactory consideration (i.e. monetary and other compensation) from the Company to which I am not otherwise entitled by law, contract, or under any Company policy. The Special Consideration I am receiving is a full and fair payment for the release of all My Claims.
The Company has made no representations or warranties to me regarding the tax treatment of the payments provided under this Agreement. I understand that I am solely responsible for all federal, state, and local income and any other taxes that may be due on account of these payments.
Compliance with Prior Agreements and Confidentiality. I understand that I remain bound by the terms of any prior agreement which I previously entered into with the Company, including without limitation any agreement relating to: (1) confidential, proprietary or trade secret information of the Company; (2) assignment, disclosure or cooperation with respect to inventions, know-how, creations or other intellectual property; (3) non-competition with the Company; (4) non-solicitation of Company employees, agents, customers or prospective customers; or (5) any similar obligations, all of which do and will continue in full force and effect.
No Right to Reemployment. I understand and agree that my employment with the Company is terminated effective as of the Termination Date and I have no express or implied right or entitlement to reinstatement or reemployment with the Company following my Termination Date. I agree that the Company may use this Agreement as the sole reason to reject any inquiry or application for employment I may make.
Agreement to Cooperate in Transition; Return of Property. In exchange for the Special Consideration to be paid by the Company and other undertakings of the Company stated in this Agreement, I also agree to cooperate with the Company in its transition efforts as follows: (1) I agree to be available, on a reasonable basis, to answer questions that may arise relating to my employment with or duties to the Company; (2) I shall return, on or before my Termination Date, and will not retain in any form or format, all Company documents, data, trunk stock, and other property in my possession or control; (3) after returning these documents, data, and other property, I will permanently delete from any electronic media in my possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.) or to which I have or have had access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of the Company, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained; and (4) I agree to provide the Company a list of any documents that I created or am otherwise aware that are password-protected and the password(s) necessary to access such password-protected documents.
For purposes of this Agreement, Company “documents, data, and other property” includes, without limitation, computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, trunk stock, correspondence and/or other documents or materials related to the Company’s business that I have compiled, generated or received while working for the Company, including all copies, samples, computer data, disks, or records of such material.
I understand and agree that the Company’s obligations under this Agreement, including without limitation, its payment of Special Consideration to me, are contingent upon me returning all Company documents, data, trunk stock, and other property and cooperating with the Company as set forth above.
Agreement to Cooperate in Investigations and Litigation. I agree that I will, at any future time, be available upon reasonable notice from the Company, with or without a subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters and/or disputes concerning which I have or may have knowledge as a result of or in connection with my employment by the Company. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested. I will comply with this Agreement upon notice from the Company that the Company or its attorneys believe that my compliance will assist in the resolution of an investigation or the prosecution or defense of claims.
Waiver of Rights to Additional Recovery. By signing this Agreement, I waive any right I may have to any form of recovery or compensation from any legal, administrative or other charge, claim, complaint, or action which has been, is, or may be filed by me or on my behalf based on my employment with, or termination of employment from, the Company. I warrant, except as provided in the following paragraph, that I have not filed, otherwise commenced, or caused to be filed or otherwise commenced, any claims, complaints, or actions against the Employer before any federal, state, or local administrative agency or court, other than the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other state or local fair employment or civil rights enforcement agency.
Exception. I understand that this Agreement permits but does not in any way require me to refrain from filing, to request dismissal or to request withdrawal of any charges, grievances, petitions, or complaints that I may have against the Company before the EEOC or other fair employment or civil rights enforcement agency. I may take or attempt to take any such action if I so choose.
The Company warrants that, as of the Termination Date, it does not have any knowledge of any claims against me.
Exclusions from Release.
A. Nothing in this Agreement interferes with my right to file a charge with the EEOC, or participate in any manner in an EEOC investigation or proceeding under Title VII, the ADA, the ADEA, or the EPA. I, however, understand that I am waiving my right to recover individual relief including, but not limited to, back pay, front pay, reinstatement, compensatory damages, attorneys’ fees, and/or punitive damages, in any administrative or legal action whether brought by the EEOC, me, or any other party.
B. Nothing in this Agreement interferes with my right to challenge whether I knowingly and voluntarily agreed to waive my rights under the ADEA as provided for in the OWBPA.
C. I agree that the Company reserves any and all defenses, which it has or might have against any claims brought by me. This includes, but is not limited to, the Company’s right to seek available costs and attorneys’ fees, and to have any monetary award granted to me, if any, reduced by the amount of money that I received in consideration for this Agreement.
D. Nothing in this Agreement interferes with my rights to indemnification that I may have pursuant to the Certificate of Incorporation or By-laws of the Company or any indemnification agreement between me and the Company.

Advice to Consult with an Attorney. I understand and acknowledge that I hereby am being advised by the Company to consult with an attorney prior to signing this Agreement. My decision whether to sign this Agreement is my own voluntary decision made with full knowledge that the Company has advised me to consult with an attorney. The Company will not advance or reimburse any attorneys fees, costs, or expenses incurred by me in connection with any such review.
Rights and Procedure for Accepting or Revoking this Agreement. I have been advised that this Agreement shall be executed by me no earlier than my Termination Date and no later than forty-five (45) days after my Termination Date. I understand that insofar as this Agreement relates to my rights, if any, under the ADEA, it shall not become effective or enforceable until seven (7) days after I sign it. I further understand that insofar as this Agreement relates to my rights, if any, under the Minnesota Human Rights Act (MHRA), it shall not become effective or enforceable until fifteen (15) days after I sign it. I understand that I have the right to revoke the release in this Agreement, insofar as it extends to my claims, if any, under the ADEA, by written notice of such to the Company within seven (7) calendar days following my signing this Agreement. I understand that I have the right to rescind the release in this Agreement insofar as it extends to my claims, if any, under the MHRA, by written notice to the Company within fifteen (15) calendar days of my signing this Agreement. Any such revocation or rescission must be in writing and hand-delivered to ev3’s Vice President, Human Resources, Mr. Greg Morrison, or, if sent by mail:
A.	post-marked within the seven (7) or fifteen (15) day revocation or rescission period;

B.	properly addressed to Mr. Greg Morrison, Corporate Vice President, Human Resources, ev3 Endovascular, Inc., 9600 54th Avenue North, Plymouth, MN 55442; and

C.	sent by certified mail, return receipt requested.
I understand that the Special Consideration I am receiving for settling and releasing My Claims is contingent upon my agreement to be bound by the terms of this Agreement. Accordingly, if I decide to revoke or rescind this Agreement, I understand that I am not entitled to the Special Consideration offered in this Agreement. I further understand that if I attempt to revoke my release of ADEA claims or rescind my release of MHRA claims, I must immediately return to the Company any Special Consideration I have received under this Agreement.
No Admission of Wrongdoing. Even though the Company will provide the Special Consideration for me to settle and release My Claims, the Company does not admit that it is responsible or legally obligated to me. In fact, the Company denies that it is responsible or legally obligated to me for My Claims, denies that it engaged in any unlawful or improper conduct toward me, and denies that it treated me unfairly.
Successors and Assigns. I agree that the promises in this Agreement benefit the Company and also any successor or assignee of the Company’s business or operations. The Company agrees that its promises in this Agreement shall be binding on any successor or assignee of its business or operations. I warrant and represent that I have not assigned or transferred in any manner, or purported to assign or transfer in any manner, to any person or entity, any claim or interest that is the subject of this Agreement.
Entire Agreement/Merger; Other Written Agreements. Subject to my agreement, as set forth above, to abide by other agreements with the Company, this is the entire Agreement between me and the Company relating to my employment and my termination from employment. Except as expressly provided otherwise in this Agreement, this Agreement supersedes all prior oral and written agreements and communications between the parties. This Agreement shall not be modified, amended, or terminated except by a written agreement signed by both parties.
Confidentiality. I acknowledge my current obligations to the Company pertaining to trade secrets and confidentiality of information and property, and agree that those obligations shall continue to apply following the execution of this Agreement.
Interpretation of the Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement will remain in full force and effect with respect to all the rest of My Claims. In case any one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired.
Governing Law and Venue. I understand and that ev3’s principal place of business is Plymouth, Minnesota, and accordingly, I agree that this Agreement shall be governed by, and construed and enforced in accordance with Minnesota law, without reference to choice of law, except to the extent it is pre-empted by federal law. I agree that any dispute relating to this Agreement shall be subject to the jurisdiction of state or federal courts within the State of Minnesota, Hennepin County.
Remedies. In the event that I breach my obligations under this Agreement or the Company learns that my representations and warranties contained in this Agreement are false, the Company shall have the right to bring a legal action for appropriate equitable relief as well as damages, including reasonable attorneys’ fees, and shall also have to right to suspend payment of the Special Consideration set forth in this Agreement and/or to recover, in addition to any equitable relief and damages allowed by law, the Special Consideration I have received under this Agreement.
Change in Control Agreement. For the avoidance of doubt, I acknowledge and agree that the Change in Control Agreement, dated September 19, 2006 among ev3 Inc., ev3 and me, will terminate on the Termination Date in accordance with Section 2 of such Change in Control Agreement.

SPECIAL PROVISIONS:
FOR CALIFORNIA EMPLOYEES ONLY: Release of Unknown or Unsuspected Claims.
If I am a resident of the State of California, for the purpose of implementing a full and complete release and discharge of all claims, I expressly waive the protection provided by Section 1542 of the California Civil Code which provides:
A general release does not extend to claims which the creditor does not know or suspect to exist in his/her favor at the time of executing the release, which if known by him/her must have materially affected his/her settlement with the debtor.
I acknowledge that I have had the opportunity to seek legal counsel with regard to my rights under Section 1542. I represent that I have read and understand the provisions of California Civil Code Section 1542. I acknowledge and agree that: (a) this Agreement is intended to include within its effect, without limitation, all claims which I have against the Company but do not know or suspect to exist in my favor at the time of execution of this Agreement which, if known or suspected, would materially affect my decision to execute the Agreement; and (b) this Agreement contemplates the extinguishment of any such claim or claims, and that all rights under Section 1542 of the California Civil Code are hereby expressly waived.
California Employee Initials: /s/ JMC
FOR EMPLOYEES AGE 40 OR OLDER ONLY: Older Workers Benefit Protection Act.
If I am age 40 or older on the Termination Date, I understand that this Agreement is subject to the Older Workers Benefit Protection Act of 1990 (OWBPA) which provides that I cannot waive a right or claim under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, unless the waiver is knowing and voluntary. I have been advised of this law, and I agree that I am signing this Agreement voluntarily, and with full knowledge of its consequences.
I further acknowledge and agree that I have received, reviewed and understand the document entitled, “Reduction in Force                                          and Attachment A” a copy of which accompanied this Agreement. By my signature below, I acknowledge and agree that this document complies with the OWBPA disclosure requirements by clearly describing the class, unit, or group of individuals from which I was selected for termination (the “decisional unit”), and the job classification and ages of all individuals eligible or selected and the ages of all individuals in the same job classification or organizational unit who were not selected for termination of employment. I understand that the Company is giving me at least forty-five (45) days from the date I received a copy of this Agreement to decide whether I want to sign it. If I sign this Agreement before the end of the forty-five (45) day period it will be my personal, voluntary decision to do so, and will be done with full knowledge of my legal rights. I agree that material and/or immaterial changes to this Agreement will not restart the running of this consideration period.
Employee Age 40 or Older Initials: /s/ JMC

Representations and Warranties. I agree that the above terms, including the Special Consideration set forth in Exhibit 1 are consistent with my right to benefits under the Company’s Severance Pay Policy. I have no additional rights under any other employment, severance, separation, retention, exit incentive, employment termination, or similar plan, policy, program or practice with Employer. I agree that the Special Consideration set forth in this Agreement and Exhibit 1 is over and above anything owed to me by law or contract, or under the policies of the Company (other than the Severance Pay Plan), and it is provided to me in exchange for, and specifically contingent upon, me entering into this Agreement.
I represent that I have carefully read this entire Agreement and understand all of its terms. I represent that no promise or inducement has been offered to me except as set forth herein, and that this Agreement is executed without reliance upon any statement or representation by the Company or any representative or agent of the Company. I warrant that I have full legal authority to release any and all claims as specified herein and to undertake all other obligations as specified herein. I warrant that I enter into this Agreement voluntarily and with full knowledge and understanding of my legal rights and obligations. I understand that this Agreement will have a final and binding effect and that by executing this Agreement he may be giving up legal rights. I intend this Agreement to be legally binding.

Dated: April 6, 2008	/s/ James M. Corbett Signature

James M. Corbett [Print Name]

Accepted by ev3 Endovascular, Inc.:

By:	/s/ Kevin Klemz

Its	Senior Vice President and Chief Legal Officer

EXHIBIT 1
NOTICE OF SCHEDULED TERMINATION DATE AND
STATEMENT OF SPECIAL CONSIDERATION
This document, which is Exhibit 1 to the Separation Agreement and Release of Claims (“Agreement”) naming as the releasing party the employee identified below (“Employee”), constitutes a statement of the Special Consideration that Employee will receive pursuant to the terms of the Agreement provided Employee signs and does not revoke the Agreement, and if Employee otherwise complies with the terms and conditions of the Agreement.
Statement of Special Consideration for James M. Corbett:
Termination Date: April 6, 2008                    Full Years of Service: 6 years
1. Severance Pay. A lump sum payment of $1,282,500, which payment consists of the sum of (x) 18 months of Employee’s current base salary of $475,000 per year and (y) an amount equal to 150% of Employee’s target bonus amount (80% times Employee’s base salary).
2. Acceleration of Stock Options and Stock Awards.
(a) With respect to Employee’s outstanding stock options (and options held by Employee’s former spouse) that have already vested, the expiration date for the exercise thereof shall be extended until 27 months following the Date of Termination.
(b) With respect to Employee’s outstanding unvested stock options and stock awards (and options held by Employee’s former spouse) that otherwise would have vested within 24 months following the Date of Termination, the vesting thereof shall be fully accelerated as of the Date of Termination and the expiration date for the exercise thereof shall be extended until 27 months following the Date of Termination. With respect to shares of restricted stock that become vested pursuant to this paragraph (b), the Company will withhold from the vested shares of stock deliverable to Employee the number of shares of restricted stock necessary to satisfy the minimum statutory federal and state tax withholding requirements which the Company determines are applicable to the vesting of such shares of restricted stock.
(c) With respect to Employee’s outstanding unvested stock options and stock awards (and options held by Employee’s former spouse) that otherwise would have vested after 24 months following the Date of Termination, there shall be no further vesting and such stock options and stock awards shall immediately terminate in accordance with the terms of the applicable grant documentation.

3. Health Insurance Benefits. If Employee timely elects continued coverage under the Company’s group medical plan or group dental plan pursuant to section 4980B of the Internal Revenue Code of 1986, as amended (“COBRA”), the Company will pay the premiums for such COBRA continuation coverage for 18 months following the Date of Termination.
4. Outplacement Assistance. The Company to pay Frank Kalgren for six months starting April 7, 2008 (for an aggregate of 30-hours of service).
5. Other Benefits. The Company will provide the following additional benefits to Employee:
     a. Payment for any accrued but unused PTO to which Employee is entitled.
     b. Employee may maintain possession of his two laptop computers previously provided by the Company, subject to review and elimination of Company records and files by the Company’s IT group.
     c. Employee may maintain possession of his Blackberry telephone previously provided by the Company, subject to review and elimination of Company information by the Company’s IT group.
6. Timing of Cash Payments. The Company shall pay the cash PTO payment described in paragraph 5.a above on April 7, 2008. The Company shall pay the cash lump sum payment described in paragraph 1 above on April 22, 2008 (after the date on which Employee’s rescission rights referred to in this Agreement have expired), unless Employee has provided notice of his intention to revoke or rescind the Agreement.
Conditions. Severance pay will be paid less payroll withholdings that the Company reasonably believes are required by law or elected by Employee for state and federal income taxes, FICA, and other applicable payroll deductions. Severance pay will be paid only if: (i) Employee has provided the Company with an original executed Separation Agreement and Release of Claims; (ii) any applicable revocation or rescission period set forth in the Agreement has expired and Employee has not revoked, rescinded or attempted to revoke or rescind the Release; and (iii) Employee has returned all of the Employer’s property.